Exhibit 99.1

Paul Chhabra to Join Ichor as Chief Operating Officer

FREMONT, Calif., March 31, 2022 – Ichor Holdings, Ltd. (NASDAQ: ICHR), a leader in the design, engineering, and manufacturing of critical fluid delivery subsystems and components for semiconductor capital equipment, today announced the appointment of Paul Chhabra as the company’s new chief operating officer (COO), effective April 11, 2022. Dr. Chhabra will be responsible for overseeing Ichor’s global operations and supply chain.

“We are pleased to announce that Paul Chhabra is joining the Ichor executive team as our new COO,” said Jeff Andreson, CEO of Ichor. “Paul brings a wealth of global supply chain and manufacturing management experience, and over the last 20 years he has built a strong track record of enhancing operating capabilities, efficiencies, and performance in growth companies. Concurrent with Dr. Chhabra’s appointment, our current COO, Kevin Canty, will be moving to a new role within Ichor, reporting directly to me as head of strategic initiatives. I want to thank Kevin for his contributions in managing our operations during this period of significant growth over the past four and a half years.”

Dr. Chhabra most recently served as vice president, global product supply of Franklin Electric, a global leader in the production and marketing of systems and components for the movement of water and fuel. Prior to joining Franklin Electric four years ago, Dr. Chhabra was vice president, global supply chain, for the semiconductor division of Applied Materials, Inc. Dr. Chhabra earned his bachelor's degree in engineering from the University of Illinois, a master’s degree and PhD in engineering from Purdue University, and an MBA from the University of California at Berkeley.

About Ichor

We are a leader in the design, engineering and manufacturing of critical fluid delivery subsystems and components primarily for semiconductor capital equipment, as well as other industries such as defense/aerospace and medical. Our primary product offerings include gas and chemical delivery subsystems, collectively known as fluid delivery subsystems, which are key elements of the process tools used in the manufacturing of semiconductor devices. Our gas delivery subsystems deliver, monitor and control precise quantities of the specialized gases used in semiconductor manufacturing processes such as etch and deposition. Our chemical delivery subsystems precisely blend and dispense the reactive liquid chemistries used in semiconductor manufacturing processes such as chemical-mechanical planarization, electroplating, and cleaning. We also provide precision-machined components, weldments, e-beam and laser welded components, precision vacuum and hydrogen brazing, surface treatment technologies, and other proprietary products. We are headquartered in Fremont, CA. https://ir.ichorsystems.com/

Contact:

Larry Sparks, CFO 510-897-5200

Claire McAdams, IR & Strategic Initiatives 530-265-9899

IR@ichorsystems.com

Source: Ichor Holdings, Ltd.